Exhibit 3.1
CERTIFICATE ACCOMPANYING
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ITRON, INC.

Pursuant to RCW 23B.10.070, the undersigned hereby certifies on behalf of Itron, Inc., a Washington corporation (the "Corporation"), as follows:
1.    The name of the Corporation is Itron, Inc.
2.    The Articles of Incorporation of the Corporation, as amended, are amended and restated in their entirety to read as set forth in the attached Amended and Restated Articles of Incorporation.
3.    The amendment was duly adopted by the Board of Directors of the Corporation on February 18, 2025. This amendment was duly approved by the shareholders in accordance with the provisions of RCW 23B.10.030 and 23B.10.040.
These Amended and Restated Articles of Incorporation are executed by the Corporation by its duly authorized officer.
Dated: May 8, 2025.
ITRON, INC.

By:    /s/ Christopher E. Ware
Christopher E. Ware
Secretary

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ITRON, INC.
Pursuant to RCW 23B.10.070, the following constitutes Amended and Restated Articles of Incorporation of the undersigned, a Washington corporation.
ARTICLE 1. NAME
The name of this corporation is Itron, Inc.
ARTICLE 2. SHARES
2.1    Authorized Capital
The total number of shares which the corporation is authorized to issue is 160,000,000, consisting of 150,000,000 shares of Common Stock without par value and 10,000,000 shares of Preferred Stock without par value. The Common Stock is subject to the rights and preferences of the Preferred Stock as hereinafter set forth.
2.2    Issuance of Preferred Stock in Series
The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of these Articles of Incorporation of the corporation, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance thereof, prior to the issuance of any shares thereof. The Board of Directors shall have the authority to fix and determine and to amend, subject to the provisions hereof, the designation, preferences, limitations and relative rights of the shares of any series that is wholly unissued or to be established. Unless otherwise specifically provided in the resolution establishing any series, the Board of Directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series, but not below the number of shares of such series then outstanding.
2.3    Dividends
The holders of shares of the Preferred Stock shall be entitled to receive dividends, out of the funds of the corporation legally available therefor, at the rate and at the time or times, whether cumulative or noncumulative, as may be provided by the Board of Directors in designating a particular series of Preferred Stock. If such dividends on the Preferred Stock shall be cumulative, then if dividends shall not have been paid, the deficiency shall be fully paid or the dividends declared and set apart for payment at such rate, but without interest on cumulative dividends, before any dividends on the Common Stock shall be paid or declared and set apart for payment. The holders of the Preferred Stock shall not be entitled to receive any dividends thereon other than the dividends referred to in this section.
2.4    Redemption
The Preferred Stock may be redeemable at such price, in such amount, and at such time or times as may be provided by the Board of Directors in designating a particular series of Preferred Stock. In any event, such Preferred Stock may be repurchased by the corporation to the extent legally permissible.
2.5    Liquidation
In the event of any liquidation, dissolution, or winding up of the affairs of the corporation, whether voluntary or involuntary, then, before any distribution shall be made to the holders of the Common Stock, the holders of the Preferred Stock at the time outstanding shall be entitled to be paid the preferential amount or amounts per share as may be provided by the Board of Directors in designating a particular series of Preferred Stock and dividends accrued thereon to the date of such payment. The holders of the Preferred Stock shall not be entitled to receive any distributive amounts upon the liquidation, dissolution, or winding up of the affairs of the corporation other than the distributive amounts referred to in this section, unless otherwise provided by the Board of Directors in designating a particular series of Preferred Stock.
2.6    Conversion
Shares of Preferred Stock may be convertible into Common Stock of the corporation upon such terms and conditions, at such rate and subject to such adjustments as may be provided by the Board of Directors in designating a particular series of Preferred Stock.
2.7    Voting Rights
Holders of Preferred Stock shall have such voting rights as may be provided by the Board of Directors in designating a particular series of Preferred Stock.
ARTICLE 3. REGISTERED OFFICE AND AGENT
The name of the registered agent of this corporation and the address of its registered office are as follows:
National Registered Agents, Inc.
711 Capitol Way South, Suite 204
Olympia, Washington 98501-1267

ARTICLE 4. PREEMPTIVE RIGHTS
No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.
ARTICLE 5. CUMULATIVE VOTING
The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of this corporation.
ARTICLE 6. DIRECTORS
The number of Directors of this corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein. The Directors of this corporation may be removed only for cause in the manner provided by the Bylaws.
At the 1992 annual election of Directors, the Board of Directors shall be divided into three classes (said classes to be as equal in number as may be possible) with the following classes being elected for the terms set forth below:

Class	Term
Class 1	1 year
Class 2	2 years
Class 3	3 years
Subsequent to the 1992 annual election of Directors, a Director's term shall be three years, and each Director shall serve for the term for which he or she was elected, or until his or her successor shall have been elected and qualified, or until his or her death, resignation or removal from office; provided, however, that despite the expiration of a Director's term, a Director shall continue to serve until his or her successor is elected or until there is a decrease in the authorized number of Directors. Directors need not be shareholders of the corporation or residents of the State of Washington and need not meet any other qualifications.
ARTICLE 7. BYLAWS
The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of this corporation, subject to the power of the shareholders to amend or repeal such Bylaws. The shareholders shall also have the power to amend or repeal the Bylaws of this corporation and to adopt new Bylaws.
ARTICLE 8. AMENDMENTS TO ARTICLES OF INCORPORATION
This corporation reserves the right to amend or repeal any of the provisions contained in these Amended and Restated Articles of Incorporation in any manner now or hereafter permitted by law, and the rights of the shareholders of this corporation are granted subject to this reservation.

ARTICLE 9. LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION
9.1    Limitation of Liability
To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of Directors, a Director of this corporation shall not be liable to this corporation or its shareholders for monetary damages for conduct as a Director.
9.2    Indemnification
This corporation shall indemnify, to the fullest extent permitted by law, any individual made a party to a proceeding because that individual is or was a Director or Officer of this corporation and shall advance or reimburse the expenses incurred by such individual in advance of final disposition of the proceeding, without regard to the limitations in RCW 23B.08.510 through 23B.08.550 of the Washington Business Corporation Act or any successor provision, or any other limitation which may hereafter be enacted to the extent such limitation may be disregarded if authorized by the Articles of Incorporation.
9.3    Change in Rights
Any amendments to or repeal of this Article 9 shall not adversely affect any right or protection of any individual because that individual is or was a Director or Officer of this corporation for or with respect to any acts or omissions of such individual occurring prior to such amendment or repeal.
Dated: May 8, 2025

    /s/ Christopher E. Ware
Christopher E. Ware, Secretary
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